(EXHIBIT 12.1)




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                                                       CSC HOLDINGS, INC.

                                    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
                                   DEFICIENCY OF EARNINGS AVAILABLE TO COVER FIXED CHARGES


                                            THREE MONTHS ENDED
                                                 MARCH 31,                           YEARS ENDED DECEMBER 31,
                                                 ---------                           ------------------------
                                             1999         1998      1998           1997        1996        1995         1994
                                             ====         ====      ====           ====        ====        ====         ====
Earnings:
  Income/(Loss) from
    continuing operations               $(186,552)   $  15,634   $(239,533)   $ 136,663   $(332,079)   $(317,458)   $(315,151)
                                        ---------    ---------   ---------    ---------   ---------    ---------    ---------

  Add:
    Fixed charges per (B) below           124,579       98,651     422,897      381,202     278,437      322,054      269,627

    Amortization of previously
      capitalized interest                   --           --          --           --          --           --           --

  Deduct:
    Interest capitalized during
      period                                 --           --          --           --          --           --           --
                                        ---------    ---------   ---------    ---------   ---------    ---------    ---------

    Earnings for computation
      purposes (A)                      $ (61,973)   $ 114,285   $ 183,364    $ 517,865   $ (53,642)   $   4,596    $ (45,524)
                                        =========    =========   =========    =========   =========    =========    =========

  Fixed Charges:
    Interest on indebtedness,
    expensed or capitalized,
    including amortization of
    debt expense                          101,100       94,512     393,008      368,700     268,177      313,850      263,299
                                        ---------    ---------   ---------    ---------   ---------    ---------    ---------

  Portion of rents (D) representative
    of the interest factor                 23,479        4,139      29,889       12,502      10,260        8,204        6,328
                                        ---------    ---------   ---------    ---------   ---------    ---------    ---------

  Fixed Charges for computation
    purposes (B)                        $ 124,579    $  98,651   $ 422,897    $ 381,202   $ 278,437    $ 322,054    $ 269,627
                                        =========    =========   =========    =========   =========    =========    =========

  Ratio of earnings to fixed charges
    (A)/(B)                                  --           1.16        --           1.36        --           --           --
                                        =========    =========   =========    =========   =========    =========    =========

  Deficiency of earnings available
    to cover fixed charges              $(186,552)   $    --     $(239,533)        --     $(332,079)   $(317,458)   $(315,151)
                                        =========    =========   =========    =========   =========    =========    =========
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